EXHIBIT 4.7

NOKIA                                                                   1(7)

                                                 March 30, 2006
Group Legal






TERMS AND CONDITIONS OF THE NOKIA AUXILIARY PERFORMANCE SHARE PLAN 2006


1. Definitions



         Board: Board of Directors of Nokia Corporation.

         Grant Agreement: Agreement entered into between the Participant and Nokia on the grant of Performance Share Units under the Plan.

         Grant Amount: The number of Units that will be allocated to a Participant. The Units are tied to one or more performance criteria indicated defined in the Grant Agreement. The Grant Amount equals the number of Units at Target and may represent one or more Threshold Numbers, depending on how many performance criteria are used, as indicated in the Grant Agreement.

         Interim Measurement Period 1: The time period from January 1, 2006 through 31 December, 2006. The achievement of the pre-determined performance criteria for the Interim Measurement Period 1, defined in the Grant Agreement, is measured for this Period.

         Interim Measurement Period 2: The time period from January 1, 2007 through 31 December, 2007. The achievement of the pre-determined performance criteria for the Interim Measurement Period 2, defined in the Grant Agreement, is measured for this Period.

         Nokia: Nokia Corporation, Nokia Inc. Nokia Holding Inc, as the case may be, and as indicated in the Grant Agreement.

         Nokia Group: The consolidated group of companies with Nokia Corporation as the parent company.

         Maximum Number: The number of Units to vest as Shares, provided that the Maximum Performance is achieved with respect to the performance criterion, to which the Maximum Number is tied, as indicated in the Grant Agreement. The Maximum Number of Units equals 2.5 times the Threshold Number.

         Maximum Performance: The maximum performance level, defined for the performance criterion independently in the Grant Agreement affecting the number of granted Units to vest.

         Merger: Business acquisition transaction completed by Nokia Corporation or any company within Nokia Group, as the case may be and indicated in the

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NOKIA                                                                   2(7)

                                                 March 30, 2006
Group Legal



         Grant Agreement with the Participant, related to which transaction the Grants under the Plan have been awarded.

         Participant: Eligible persons among employees of Nokia Group who, in connection with the Merger and based on the approval by Board, Personnel Committee, or its assignee, have been approved to receive a grant of Units under the Plan.

         Personnel Committee: Personnel Committee of the Board of Directors of Nokia Corporation.

         Performance Period: The time period from January 1, 2006 through
         31 December, 2007. The achievement of the pre-determined performance criteria defined in the Grant Agreement is measured for this Period.

         Performance Share Unit or Unit: Each Participant receives a Grant Amount of Performance Share Units. The Units will vest as Shares for the Participant to the extent of and subject to the Vesting and other conditions under the Plan.

         Plan: The Nokia Auxiliary Performance Share Plan 2006.

         Plan Rules: This document as approved by the Board as of 30 March, 2006.

         Settlement: Represents the moment in time when Nokia arranges for the transfer and delivery of the Shares to the Participant's book-entry,brokerage or other account, subject to the fulfilment of the Vesting conditions under the Plan.

         Settlement Date: A banking day in Helsinki, Finland, 30 days after the Vesting Date, or as soon as practicable thereafter, as determined by Nokia. However, the Settlement Date shall not be earlier than the third banking day immediately following the day of the announcement of Nokia's earnings release for 2007.

         Special Cash Equivalent: Cash payment to the Participants under early termination in situations defined under paragraph 7 below. The Special Cash Equivalent will be based on achieved performance levels, defined in the Grant Agreement. Unless stipulated otherwise in these Plan Rules, the Settlement of the Special Cash Equivalent is carried out to the extent possible like the Settlement of Shares.

         Share/Shares: Nokia ordinary shares to be transferred to Participants based on vested Units. Nokia may, however, in its sole discretion, use for the Settlement of vested Units one or more of the ways of funding described under paragraph 6, including cash settlement. What is said about Shares in these Plan Rules, is applicable 'mutatis mutandis' to their cash equivalent, including the Special Cash Equivalent, unless stipulated differently in the Plan Rules.

         Target Performance: The targeted performance level, defined for each performance criterion independently in the Grant Agreement affecting the number of granted Units to vest.

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NOKIA                                                                   3(7)

                                                 March 30, 2006
Group Legal


         Threshold Number: The number of Units to vest as Shares, provided that the Threshold Performance is achieved with respect to the one performance criterion, to which the Threshold Number is tied, as determined in the Grant Agreement.

         Threshold Performance: The minimum performance level, defined for each performance criterion independently in the Grant Agreement, affecting the number of granted Units to vest.

         Vesting: Represents the moment in time when the Participant earns the Shares, subject to the Plan Rules, and shall acquire the right to receive full ownership of such number of Shares at Settlement.

         Vesting Date: December 31, 2007.

2. Eligible Employees

         Nokia may grant under the Plan Performance Share Units to eligible Participants. The Board, Personnel Committee or its assignee shall approve the grant of Units under the Plan to Participants in accordance with either.

         a) Nokia's Global Grant guidelines or

         b) A specific grant nomination or specific guidelines applicable to an acquisition or acquisitions, as approved by the Board, Personnel Committee or its assignee.

3. Grant of Units

         At grant, each Participant will receive a Grant Amount of Units at Target, as indicated in the Grant Agreement. The Units will vest as Shares to the Participants, subject to the Vesting conditions described below under paragraph 4, and other provisions in these Plan Rules.

         In connection with the grant of Units, the Participant may be required to give Nokia such authorizations and consents, as Nokia deems necessary in order to administer the Plan. The fulfilment of such requirements and the compliance by the Participant with such instructions by Nokia forms a precondition of a valid grant.

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NOKIA                                                                   4(7)

                                                 March 30, 2006
Group Legal

4. Vesting Conditions of the Performance Share Units

         The granted Units shall vest as Shares provided and to the extent that the performance level reaches or exceeds the pre-determined financial performance levels defined in Grant Agreement for each of the Interim Measurement Periods, 1 and 2, independently.

         Further, the following rules shall be applied to the Units to be vested under the Plan:

         a) The total amount of Units to be vested as Shares shall not exceed
         2.5 times the Threshold Number or 1.25 the Grant Amount.

         b) If the Threshold Performance is not reached, no Units shall be vested as Shares.

         c) To the extent that the Threshold Performance is exceeded, the number of Units to be vested as Shares shall increase linearly from the Threshold Number up to the Grant Amount (target), as indicated in the Grant Agreement.

         d) To the extent that the Target Performance is exceeded, the number of Units to vest will increase linearly up to the Maximum Performance, as indicated in the Grant Agreement.


5. Measurement and Calculation of Payout under the Plan

         The measurement of the fulfilment of the performance criteria relevant to the Plan shall be made after the close of both the Interim Measurement Period 1 and 2, independently. Based on the outcome of the measurements, the number of Units being vested and the number of Shares shall be calculated.

         Nokia shall carry out the measurement and calculate the number of Units to be vested, the number of Shares to be settled or the equivalent cash payout to be made, if applicable, in its sole discretion.

         The calculation of the number of Shares to be vested shall not result in fractional Shares. The number of Shares shall be rounded to the nearest whole Share.

         The Special Cash Equivalent is determined and paid out by Nokia for each Interim Measurement Period independently, on a pro-rata basis as a ratio between the number of months of employment with Nokia Group and
         12. For each month of employment, the number of the Participant's actual working days is rounded to the nearest full month. No adjustment shall be made based on potential periodical fluctuations of performance within an Interim Measurement Period.

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NOKIA                                                                   5(7)

                                                 March 30, 2006
Group Legal


6. Settlement of Grant

         The Settlement of the Shares based on vested Units shall take place as soon practicable after the Vesting Date, as determined by Nokia. Nokia may, in its sole discretion, use for the Settlement of the grants one or more of the following: newly issued Shares, Nokia's own existing Shares (treasury Shares), Shares purchased from the open market, or, in lieu of Shares, cash settlement.

         On Settlement Date, subject to the fulfilment of the Plan Rules by the Participant, the Shares, their cash equivalent or the Special Cash Equivalent shall, as instructed by Nokia, be transferred to the Participant's personal book-entry, brokerage or bank account, provided that the Participant has performed all the necessary actions to enable Nokia to instruct such a transfer. Should cash settlement be used, the cash equivalent of the Shares shall be remitted to the Participant's cash account.

         The Participants shall not be entitled to any dividend or have any voting rights or any other rights as a shareholder to the Shares until and unless the Shares have been transferred to the Participant on the applicable Settlement Date.

7. Changes in Employment Affecting Vesting

         If the employment of the Participant with Nokia Group terminates prior to Vesting Date by the reason of early retirement, retirement, permanent disability (as defined by Nokia at its sole discretion), or death, the ownership of the Shares vesting will pass to the Participant and the Shares will be transferred to the Participant's account on Settlement Date.

         If the employment of the Participant with Nokia Group terminates prior to the Vesting Date for any other reason than those mentioned above, including a termination for cause, as defined in the Letter Agreement, signed by the Participant in connection with the Merger, the Participant shall not acquire ownership of the Shares on the Vesting Date and the Shares will not be transferred to the Participant's account.

         In cases of voluntary, involuntary and/or statutory leave of absence of the Participant during the Performance Period, Nokia has the right to defer the Vesting Date and Settlement Date to an equivalent extent after the scheduled Vesting and Settlement Dates.

         In the event that the employment of the Participant with Nokia Group is terminated by Nokia for reasons other than cause, as defined in the Letter Agreement mentioned above, the Participant will be entitled to a Special Cash Equivalent, in lieu of Shares, based on and adjusted to achieved performance levels, defined in the Grant Agreement. The settlement of the Special Cash Equivalent is described under paragraphs 5 through 7 above.

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NOKIA                                                                   6(7)

                                                 March 30, 2006
Group Legal


8. Prohibited Transactions

         The Participants are not entitled to enter into any derivative agreement or any other corresponding financial arrangement relating to the Units or Shares until the Shares have been vested and settled on the Participant's account.

9. Taxes and other Obligations

         Pursuant to applicable laws, Nokia is or may be required to collect withholding taxes, social security charges or fulfil employment related and other obligations upon granting of Units or when settling Shares, or when the Shares are disposed of by the Participants. Nokia shall have the right to determine how such collection, withholding or other measures will be arranged or carried out, including but not limited to potential sale of the Shares on behalf of the Participants for the fulfilment of such liability.

         The Participants are personally responsible for any taxes and social security charges associated with the Units and Shares. This includes responsibility for any and all tax liabilities in multiple countries, if the Participant has resided in more than one country during the Performance Period. The Participants are advised to consult their own financial and tax advisors (at their own expense) in connection with the grant of Units in order to verify their tax position.

         The Participants are also responsible for any potential charges debited by financial institutions in connection with the Settlement of the Shares or any subsequent transactions related to the Shares.

10. Breach of the Plan Rules

         The Participant shall comply with the Plan Rules, as well as any instructions given by Nokia regarding the Plan from time to time. If the Participant breaches the Plan Rules and/or any instructions given by Nokia regarding the Plan, Nokia may at its discretion, at any time prior to Vesting, rescind the grant of Units to a Participant, who is in breach.

11. Validity of the Plan

         The Plan shall become valid and effective upon the approval by the Board, Personnel Committee, or its assignee, and it may at any time amend, modify or terminate the Plan and/or the Plan Rules, including the Performance Criteria. Such a resolution may also, as in each case is determined by the Board, affect the Units that are then outstanding, but not settled.

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NOKIA                                                                   7(7)

                                                 March 30, 2006
Group Legal


12. Administration

         The Plan shall be administered by Nokia in accordance with the guidelines approved by the Board or Personnel Committee, or its assignee, as the case may be.

         Nokia has the right to determine the practical manner of administration of the Plan, including but not limited to the acquisition, issuance, sale, and transfer of the Shares to the Participant in connection with Settlement. Furthermore, Nokia has the right to require from the Participant the submission of such information or contribution that is necessary for the administration and Settlement of the grants.

         Any notices to the Participants relating to this Plan shall be made electronically, in writing, or any other appropriate manner as determined by Nokia.

         The grant of Units by Nokia to some Participants may be limited and/or subject to additional, specific terms and conditions other than stipulated in the Plan Rules due to laws and other regulations applicable outside Finland.

         Nokia has the right to transfer globally within Nokia Group and/or to an agent of Nokia Group any of the personal data required for the administration of the Plan and the Settlement of the grants. The data may be administered and processed either by Nokia or an agent authorized by Nokia in the future. The Participant is entitled to request access to data referring to the Participant's person, held by Nokia or its agent and to request amendment or deletion of such data in accordance with applicable laws, statutes or regulations. In order to exercise these rights, the Participant must contact Nokia Group Legal department in Espoo, Finland.

13. Governing Law and Settlement of Disputes

         The Plan is governed by Finnish law. Disputes arising out of the Plan shall be settled by arbitration in Helsinki, Finland by one arbitrator in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce.





           Copyright (C) Nokia Corporation 2006. All rights reserved.
          Nokia and Nokia Connecting People are registered trademarks of Nokia Corporation.

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               SUPPLEMENT TO THE GRANT OF PERFORMANCE SHARES UNDER
      THE NOKIA AUXILIARY PERFORMANCE SHARE PLAN 2006 IN USA AND/OR CANADA


          Amendments to the Nokia Auxiliary Performance Share Plan 2006

              For purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Nokia Auxiliary Performance Share Plan 2006 ("Plan") is amended, effective as of March 30, 2006, by adding the following "Code Section 409A Schedule" to the Plan.

                           "Code Section 409A Schedule

              Notwithstanding anything in the Plan Rules to the contrary, effective as of March 30, 2006, the Plan Rules are amended as set forth in this Code Section 409A Schedule in order to avoid adverse or unintended tax consequences to Participants under Section 409A of the Code, and the applicable rules and regulations thereunder. The provisions of this Code Section 409A Schedule shall apply to granted Units that are, or could potentially be, subject to Section 409A of the Code, and shall supersede the other Plan Rules to the extent necessary to eliminate inconsistencies between this Code Section 409A Schedule and such other Plan Rules.

              1. The Settlement Date shall be the thirtieth (30th) day after the Vesting Date, or as soon as practicable thereafter.

              2. In cases of voluntary and/or statutory leave of absence of the Participant, the length of which exceeds the threshold determined in the applicable HR policy at the time of grant for the relevant type of leave, the Vesting Date shall be June 30, 2008.

              3. If any Plan Rule or grant document contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause any granted Units to be subject to taxes, interest or penalties under Section 409A of the Code, Nokia may, in its sole discretion, modify the Plan Rules or grant documents to: (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest or penalties under Section 409A of the Code, and (iii) maintain, to the maximum extent practicable, the original intent of the applicable Plan Rule or provision without contravening the provisions of Section 409A of the Code."

                                    * * * * *

              Except as set forth herein, the Nokia Auxiliary Performance Share Plan 2006 remains in full force and effect.